Columbia Financial, Inc. Announces Financial Results
for the First Quarter Ended March 31, 2024

Fair Lawn, New Jersey (April 30, 2024): Columbia Financial, Inc. (the “Company”) (NASDAQ: CLBK), the mid-tier holding company for Columbia Bank ("Columbia") and Freehold Bank ("Freehold"), reported a net loss of $1.2 million, or $0.01 per basic and diluted share, for the quarter ended March 31, 2024, as compared to net income of $18.7 million, or $0.18 per basic and diluted share, for the quarter ended March 31, 2023. The net loss for the quarter ended March 31, 2024 reflected lower net interest income, mainly due to an increase in interest expense, a higher provision for credit losses and higher non-interest expense, partially offset by lower income tax expense. For the quarter ended March 31, 2024, the Company reported core net income of $455,000, a decrease of $19.3 million, or 97.7%, compared to core net income of $19.8 million for the quarter ended March 31, 2023.
Mr. Thomas J. Kemly, President and Chief Executive Officer commented: “While the first quarter results were disappointing as we were challenged by the environment and non-recurring items, management believes it has achieved net interest margin stabilization. We believe net interest margin expansion, additional loan volumes and cost controls will contribute to improved earnings on a go forward basis. The Company's balance sheet, asset quality and capital remain strong, and we have maintained a stable, diversified deposit base and abundant liquidity."
Results of Operations for the Three Months Ended March 31, 2024 and March 31, 2023
A net loss of $1.2 million was recorded for the quarter ended March 31, 2024, a decrease of $19.9 million, or 106.2%, compared to net income of $18.7 million for the quarter ended March 31, 2023. The decrease in net income was primarily attributable to an $18.7 million decrease in net interest income, a $5.1 million increase in provision for credit losses, and a $1.8 million increase in non-interest expense, partially offset by a $6.3 million decrease in income tax expense.
Net interest income was $42.2 million for the quarter ended March 31, 2024, a decrease of $18.7 million, or 30.7%, from $60.9 million for the quarter ended March 31, 2023. The decrease in net interest income was primarily attributable to a $34.4 million increase in interest expense on deposits and borrowings, partially offset by a $15.7 million increase in interest income. The increase in interest income was primarily due to an increase in the average balance of total interest-earning assets coupled with an increase in average yields due to multiple market interest rate increases that occurred over the previous year. The increase in interest expense on deposits was driven by these same rate increases coupled with intense competition for deposits in the market and the repricing of existing deposits into higher cost products. The increase in interest expense on borrowings was also impacted by an increase in the average balance of borrowings and the increase in interest rates for new borrowings since interest rates continued rising during the first and second quarters of 2023. Prepayment penalties, which are included in interest income on loans, totaled $268,000 for the quarter ended March 31, 2024, compared to $200,000 for the quarter ended March 31, 2023.
The average yield on loans for the quarter ended March 31, 2024 increased 55 basis points to 4.79%, as compared to 4.24% for the quarter ended March 31, 2023, as interest income was influenced by rising interest rates and loan growth. The average yield on securities for the quarter ended March 31, 2024 increased 12 basis points to 2.65%, as compared to 2.53% for the quarter ended March 31, 2023, as a number of adjustable rate securities tied to various indexes repriced higher during the quarter, and new securities purchased during the 2024 period were at higher rates. The average yield on other interest-earning assets for the quarter ended March 31, 2024 increased 184 basis points to 6.06%, as compared to 4.22% for the quarter ended March 31, 2023, due to the rise in average balances and interest rates paid on cash balances and an increase in the dividend rate paid on Federal Home Loan Bank stock.
Total interest expense was $66.4 million for the quarter ended March 31, 2024, an increase of $34.4 million, or 107.5%, from $32.0 million for the quarter ended March 31, 2023. The increase in interest expense was primarily attributable to a 189 basis point increase in the average cost of interest-bearing deposits, coupled with an increase in the average balance of interest-bearing deposits, along with a 38 basis point increase in the average cost of borrowings, and an increase in the average balance of borrowings. Interest expense on deposits increased $31.3 million, or 183.3%, and interest expense on borrowings increased $3.1 million, or 20.6%.

The Company's net interest margin for the quarter ended March 31, 2024 decreased 83 basis points to 1.75%, when compared to 2.58% for the quarter ended March 31, 2023. The weighted average yield on interest-earning assets increased 57 basis points to 4.50% for the quarter ended March 31, 2024, as compared to 3.93% for the quarter ended March 31, 2023. The average cost of interest-bearing liabilities increased 164 basis points to 3.38% for the quarter ended March 31, 2024, as compared to 1.74% for the quarter ended March 31, 2023. The increase in yields for the quarter ended March 31, 2024 was due to the impact of market interest rate increases between periods. The net interest margin decreased for the quarter ended March 31, 2024, as the increase in the average cost of interest-bearing liabilities outweighed the increase in the average yield on interest-earning assets.
The provision for credit losses for the quarter ended March 31, 2024 was $5.3 million, an increase of $5.1 million, from $175,000 for the quarter ended March 31, 2023. The increase in provision for credit losses during the quarter was primarily attributable to net charge-offs totaling $5.0 million.
Non-interest expense was $45.7 million for the quarter ended March 31, 2024, an increase of $1.8 million, or 4.0%, from $43.9 million for the quarter ended March 31, 2023. The increase was primarily attributable to an increase in federal deposit insurance premiums of $1.7 million, and an increase in professional fees of $2.8 million, partially offset by a decrease in compensation and employee benefits expense of $3.6 million. The federal deposit insurance premium expense increased due to an increase in the assessment rate imposed by the FDIC effective January 1, 2023, and an increase in a one-time special assessment charge. Professional fees included an increase in legal, regulatory and compliance-related costs. The decrease in compensation and employee benefits expense was the result of workforce reduction and other related employee expense cutting strategies implemented during 2023 and 2024.
Income tax benefit was $129,000 for the quarter ended March 31, 2024, a decrease of $6.3 million, as compared to income tax expense of $6.1 million for the quarter ended March 31, 2023, mainly due to a decrease in pre-tax income. The Company's effective tax rate was 10.0% and 24.7% for the quarters ended March 31, 2024 and 2023, respectively. The effective tax rate for the 2024 period was primarily impacted by permanent income tax differences.
Balance Sheet Summary
Total assets decreased $8.0 million, or 0.08%, to $10.6 billion at March 31, 2024 as compared to December 31, 2023. The decrease in total assets was primarily attributable to a decrease in cash and cash equivalents of $49.8 million, and a decrease in loans receivable, net, of $59.2 million partially offset by an increase in debt securities available for sale of $93.9 million.
Cash and cash equivalents decreased $49.8 million, or 11.8%, to $373.5 million at March 31, 2024 from $423.2 million at December 31, 2023. The decrease was primarily attributable to purchases of debt securities available for sale of $137.8 million, repurchases of common stock under our stock repurchase program of $1.7 million and a decrease in total deposits of $17.2 million, partially offset by proceeds from principal repayments on securities of $33.9 million, and repayments on loans receivable.
Debt securities available for sale increased $93.9 million, or 8.6%, to $1.2 billion at March 31, 2024 from $1.1 billion at December 31, 2023. The increase was attributable to the purchases of debt securities available for sale of $137.8 million, consisting primarily of U.S. government obligations and mortgage-backed securities, partially offset by repayments on securities of $21.1 million, maturities of securities of $10.0 million, an increase in the gross unrealized loss on securities of $8.2 million, and the sale of one corporate debt security with a carrying value of $4.8 million, resulting in a loss of $1.3 million.
Loans receivable, net, decreased $59.2 million, or 0.8%, to $7.8 billion at March 31, 2024 as compared to December 31, 2023. One-to-four family real estate loans, commercial real estate loans, construction loans, and home equity loans and advances decreased $13.9 million, $58.9 million, $5.5 million, and $5.8 million, respectively, partially offset by increases in multifamily real estate loans and commercial business loans of $20.2 million, and $5.2 million, respectively. The allowance for credit losses for loans increased $305,000 to $55.4 million at March 31, 2024 from $55.1 million at December 31, 2023.
Total liabilities decreased $5.7 million, or 0.1%, to $9.6 billion at March 31, 2024 as compared to December 31, 2023. The decrease was primarily attributable to a decrease in total deposits of $17.2 million, or 0.2%, partially offset by an increase in accrued expenses and other liabilities of $7.3 million, or 3.9%. The decrease in total deposits primarily consisted of decreases in non-interest-bearing demand deposits, interest-bearing demand deposits, money market accounts, and savings and club accounts of $21.5 million, $37.0 million, $27.4 million, and $13.0 million, respectively, partially offset by an increase in certificates of deposit of $81.7 million. The $7.3 million increase in accrued expenses and other liabilities was primarily attributable to a $10.5 million net increase in balances related to our interest rate swap program, partially offset by a $4.3 million decrease in outstanding checks.
Total stockholders’ equity decreased $2.3 million, or 0.22%, with a balance of $1.0 billion at both March 31, 2024 and December 31, 2023. The decrease in equity was primarily attributable to a net loss of $1.2 million, and the repurchase of 101,516 shares of common stock at a cost of approximately $1.7 million, or $16.28 per share, under our stock repurchase program, partially offset by an increase of $2.1 million in other comprehensive income, which includes changes in unrealized losses on debt securities available for sale and unrealized losses on swap contracts, net of taxes, included in other comprehensive income.
Asset Quality
The Company's non-performing loans at March 31, 2024 totaled $22.9 million, or 0.30% of total gross loans, as compared to $12.6 million, or 0.16% of total gross loans, at December 31, 2023. The $10.3 million increase in non-performing loans was primarily attributable to an increase in non-performing one-to-four family real estate loans of $2.1 million, an increase in non-performing commercial real estate loans of $5.7 million, and an increase in non-performing commercial business loans of $2.5 million. One borrower with an outstanding $5.7 million commercial real estate loan and a related $1.6 million commercial business loan placed on nonaccrual status, representing 71% of the increase in non-performing loans, during the 2024 quarter. The borrower is a struggling healthcare facility that is current on all payments and in the process of being acquired. The Company has the first lien on the healthcare facility which has a 2023 appraised value of $23.0 million along with additional collateral. The acquiring entity, which has strong cash flow, has partially guaranteed the commercial business loan and has provided cash collateral.
The increase in non-performing one-to-four family real estate loans was due to an increase in the number of loans from 17 non-performing loans at December 31, 2023 to 24 loans at March 31, 2024. Non-performing assets as a percentage of total assets totaled 0.22% and 0.12% at March 31, 2024 and December 31, 2023, respectively.
For the quarter ended March 31, 2024, net charge-offs totaled $5.0 million, as compared to $105,000 in net charge-offs recorded for the quarter ended March 31, 2023, which included charge-offs related to four commercial business loans totaling $5.0 million. Two of the four loans represented $2.9 million of charge-offs and these borrowers are currently making monthly payments. Management expects some recoveries from these credits on a go forward basis.

The Company's allowance for credit losses on loans was $55.4 million, or 0.71% of total gross loans, at March 31, 2024, compared to $55.1 million, or 0.70% of total gross loans, at December 31, 2023.

Additional Liquidity, Loan, and Deposit Information

The Company services a diverse retail and commercial deposit base through its 67 branches. With over 212,000 accounts, the average deposit account balance was approximately $37,000 at March 31, 2024.

The Company had uninsured deposits totaling $1.9 billion at March 31, 2024 and $1.8 billion at December 31, 2023, excluding municipal deposits of $826.5 million and $825.9 million, respectively, which are collateralized, and intercompany deposits of $3.5 billion at both March 31, 2024 and December 31, 2023.

The Company had uninsured deposits as summarized below:

	At March 31, 2024	At December 31, 2023
	(Dollars in thousands)

Uninsured deposits	$1,888,443	$1,837,083
Uninsured deposits to total deposits	24.1%	23.4%

Deposit balances are summarized as follows:

	At March 31, 2024		At December 31, 2023
	Balance	Weighted Average Rate	Balance	Weighted Average Rate
	(Dollars in thousands)

Non-interest-bearing demand	$1,415,909	—%	$1,437,361	—%
Interest-bearing demand	1,929,490	2.23	1,966,463	2.07
Money market accounts	1,228,098	3.26	1,255,528	3.28
Savings and club deposits	687,303	0.73	700,348	0.48
Certificates of deposit	2,568,603	4.20	2,486,856	3.91
Total deposits	$7,829,403	2.50%	$7,846,556	2.31%

The Company continues to maintain strong liquidity and capital positions. The Company had no outstanding borrowings from the Federal Reserve Discount Window at March 31, 2024. As of March 31, 2024, the Company had immediate access to approximately $2.7 billion of funding, with additional unpledged loan collateral available to pledge in excess of $1.5 billion.

At March 31, 2024, the Company's non-performing commercial real estate loans totaled $8.5 million, or 0.11%, of the total loans receivable loan portfolio balance.

The following table presents multifamily real estate, owner occupied commercial real estate, and the components of investor owned commercial real estate loans included in the real estate loan portfolio.

	At March 31, 2024
	(Dollars in thousands)
	Balance	% of Gross Loans	Weighted Average Loan to Value Ratio	Weighted Average Debt Service Coverage
Multifamily Real Estate	$1,429,369	18.4%	63.4%	1.60x

Owner Occupied Commercial Real Estate	$700,795	9.0%	55.3%	2.10x

Investor Owned Commercial Real Estate:
Retail / Shopping centers	$500,921	6.4%	52.3%	1.58x
Mixed Use	219,724	2.8	58.6	1.60
Industrial / Warehouse	357,998	4.6	53.8	1.58
Non-Medical Office	199,753	2.6	55.3	1.44
Medical Office	132,479	1.7	58.8	1.49
Single Purpose	68,421	0.9	54.1	3.65
Other	138,087	1.8	52.2	1.75
Total	$1,617,383	20.8%	54.5%	1.66x

Total Multifamily and Commercial Real Estate Loans	$3,747,547	48.2%	58.0%	1.72x

As of March 31, 2024, the Company had less than $1.0 million in loan exposure to office or rent stabilized multifamily loans in New York City.

About Columbia Financial, Inc.
The consolidated financial results include the accounts of Columbia Financial, Inc., its wholly-owned subsidiaries Columbia Bank and Freehold Bank, and their wholly-owned subsidiaries. Columbia Financial, Inc. is a Delaware corporation organized as Columbia Bank's mid-tier stock holding company. Columbia Financial, Inc. is a majority-owned subsidiary of Columbia Bank, MHC. Columbia Bank is a federally chartered savings bank headquartered in Fair Lawn, New Jersey that operates 65 full-service banking offices. Freehold Bank is a federally chartered savings bank headquartered in Freehold, New Jersey that operates 2 full-service banking offices. Both banks offer traditional financial services to consumers and businesses in their market areas.

Forward Looking Statements
Certain statements herein constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by words such as “believes,” “will,” “would,” “expects,” “projects,” “may,” “could,” “developments,” “strategic,” “launching,” “opportunities,” “anticipates,” “estimates,” “intends,” “plans,” “targets” and similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements as a result of numerous factors. Factors that could cause such differences to exist include, but are not limited to, adverse conditions in the capital and debt markets and the impact of such conditions on the Company’s business activities; changes in interest rates, higher inflation and their impact on national and local economic conditions; changes in monetary and fiscal policies of the U.S. Treasury, the Board of Governors of the Federal Reserve System and other governmental entities; the impact of legal, judicial and regulatory proceedings or investigations, competitive pressures from other financial institutions; the effects of general economic conditions on a national basis or in the local markets in which the Company operates, including changes that adversely affect a borrowers’ ability to service and repay the Company’s loans; the effect of acts of terrorism, war or pandemics,, including on our credit quality and business operations, as well as its impact on general economic and financial market conditions; changes in the value of securities in the Company’s portfolio; changes in loan default and charge-off rates; fluctuations in real estate values; the adequacy of loan loss reserves; decreases in deposit levels necessitating increased borrowing to fund loans and securities; legislative changes and changes in government regulation; changes in accounting standards and practices; the risk that goodwill and intangibles recorded in the Company’s consolidated financial statements will become impaired; cyber-attacks, computer viruses and other technological risks that may breach the security of our systems and allow unauthorized access to confidential information; the inability of third party service providers to perform; demand for loans in the Company’s market area; the Company’s ability to attract and maintain deposits and effectively manage liquidity; risks related to the implementation of acquisitions, dispositions, and restructurings; the risk that the Company may not be successful in the implementation of its business strategy, or its integration of acquired financial institutions and businesses, and changes in assumptions used in making such forward-looking statements which are subject to numerous risks and uncertainties, including but not limited to, those set forth in Item 1A of the Company's Annual Report on Form 10-K and those set forth in the Company's Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all as filed with the Securities and Exchange Commission (the “SEC”), which are available at the SEC’s website, www.sec.gov. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, the Company's actual results could differ materially from those discussed. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company disclaims any obligation to publicly update or revise any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes, except as required by law.
Non-GAAP Financial Measures
Reported amounts are presented in accordance with U.S. generally accepted accounting principles ("GAAP"). This press release also contains certain supplemental non-GAAP information that the Company’s management uses in its analysis of the Company’s financial results. Specifically, the Company provides measures based on what it believes are its operating earnings on a consistent basis and excludes material non-routine operating items which affect the GAAP reporting of results of operations. The Company’s management believes that providing this information to analysts and investors allows them to better understand and evaluate the Company’s core financial results for the periods presented. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names.

The Company also provides measurements and ratios based on tangible stockholders' equity. These measures are commonly utilized by regulators and market analysts to evaluate a company’s financial condition and, therefore, the Company’s management believes that such information is useful to investors.

A reconciliation of GAAP to non-GAAP financial measures are included at the end of this press release. See "Reconciliation of GAAP to Non-GAAP Financial Measures".

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Statements of Financial Condition
(In thousands)

	March 31,	December 31,
	2024	2023
Assets	(Unaudited)
Cash and due from banks	$373,362	$423,140
Short-term investments	110	109
Total cash and cash equivalents	373,472	423,249

Debt securities available for sale, at fair value	1,187,440	1,093,557
Debt securities held to maturity, at amortized cost (fair value of $351,991, and $357,177 at March 31, 2024 and December 31, 2023, respectively)	398,351	401,154
Equity securities, at fair value	4,430	4,079
Federal Home Loan Bank stock	80,859	81,022

Loans receivable	7,815,629	7,874,537
Less: allowance for credit losses	55,401	55,096
Loans receivable, net	7,760,228	7,819,441

Accrued interest receivable	41,585	39,345
Office properties and equipment, net	83,234	83,577
Bank-owned life insurance	270,144	268,362
Goodwill and intangible assets	122,730	123,350
Other assets	315,046	308,432
Total assets	$10,637,519	$10,645,568

Liabilities and Stockholders' Equity
Liabilities:
Deposits	$7,829,403	$7,846,556
Borrowings	1,530,424	1,528,695
Advance payments by borrowers for taxes and insurance	45,907	43,509
Accrued expenses and other liabilities	193,760	186,473
Total liabilities	9,599,494	9,605,233

Stockholders' equity:
Total stockholders' equity	1,038,025	1,040,335
Total liabilities and stockholders' equity	$10,637,519	$10,645,568

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(In thousands, except per share data)

	Three Months Ended March 31,
	2024	2023
Interest income:	(Unaudited)
Loans receivable	$92,949	$80,290
Debt securities available for sale and equity securities	7,785	8,451
Debt securities held to maturity	2,369	2,457
Federal funds and interest-earning deposits	3,563	812
Federal Home Loan Bank stock dividends	1,961	870
Total interest income	108,627	92,880
Interest expense:
Deposits	48,418	17,088
Borrowings	18,009	14,928
Total interest expense	66,427	32,016

Net interest income	42,200	60,864

Provision for credit losses	5,278	175

Net interest income after provision for credit losses	36,922	60,689

Non-interest income:
Demand deposit account fees	585	1,176
Bank-owned life insurance	1,780	1,981
Title insurance fees	503	587
Loan fees and service charges	961	1,072
Loss on securities transactions	(1,256)	(1,295)
Change in fair value of equity securities	351	168
Gain on sale of loans	185	791
Other non-interest income	4,342	3,593
Total non-interest income	7,451	8,073

Non-interest expense:
Compensation and employee benefits	27,513	31,158
Occupancy	5,973	5,754
Federal deposit insurance premiums	2,355	689
Advertising	626	687
Professional fees	4,634	1,875
Data processing and software expenses	3,967	3,825
Merger-related expenses	22	—
Other non-interest expense, net	567	(87)
Total non-interest expense	45,657	43,901

(Loss) income before income tax expense	(1,284)	24,861

Income tax (benefit) expense	(129)	6,138

Net (loss) income	$(1,155)	$18,723

(Loss) earnings per share-basic	$(0.01)	$0.18
(Loss) earnings per share-diluted	$(0.01)	$0.18
Weighted average shares outstanding-basic	101,746,740	104,631,583
Weighted average shares outstanding-diluted	101,988,425	105,148,375

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Average Balances/Yields

	For the Three Months Ended March 31,
	2024			2023
	Average Balance	Interest and Dividends	Yield / Cost	Average Balance	Interest and Dividends	Yield / Cost
	(Dollars in thousands)
Interest-earnings assets:
Loans	$7,802,865	$92,949	4.79%	$7,674,995	$80,290	4.24%
Securities	1,543,734	10,154	2.65%	1,747,736	10,908	2.53%
Other interest-earning assets	366,343	5,524	6.06%	161,569	1,682	4.22%
Total interest-earning assets	9,712,942	108,627	4.50%	9,584,300	92,880	3.93%
Non-interest-earning assets	855,618			826,202
Total assets	$10,568,560			$10,410,502

Interest-bearing liabilities:
Interest-bearing demand	$1,998,749	$13,384	2.69%	$2,495,310	$6,016	0.98%
Money market accounts	1,234,943	8,769	2.86%	740,331	2,257	1.24%
Savings and club deposits	688,535	1,236	0.72%	887,927	214	0.10%
Certificates of deposit	2,516,323	25,029	4.00%	2,012,725	8,601	1.73%
Total interest-bearing deposits	6,438,550	48,418	3.02%	6,136,293	17,088	1.13%
FHLB advances	1,447,143	17,847	4.96%	1,278,916	14,491	4.60%
Notes payable	—	—	—%	29,898	290	3.93%
Junior subordinated debentures	7,018	162	9.28%	7,439	147	8.01%
Total borrowings	1,454,161	18,009	4.98%	1,316,253	14,928	4.60%
Total interest-bearing liabilities	7,892,711	$66,427	3.38%	7,452,546	$32,016	1.74%

Non-interest-bearing liabilities:
Non-interest-bearing deposits	1,392,274			1,680,959
Other non-interest-bearing liabilities	240,798			221,822
Total liabilities	9,525,783			9,355,327
Total stockholders' equity	1,042,777			1,055,175
Total liabilities and stockholders' equity	$10,568,560			$10,410,502

Net interest income		$42,200			$60,864
Interest rate spread			1.12%			2.19%
Net interest-earning assets	$1,820,231			$2,131,754
Net interest margin			1.75%			2.58%
Ratio of interest-earning assets to interest-bearing liabilities	123.06%			128.60%

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Components of Net Interest Rate Spread and Margin

	Average Yields/Costs by Quarter
	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
Yield on interest-earning assets:
Loans	4.79%	4.66%	4.47%	4.36%	4.24%
Securities	2.65	2.58	2.37	2.33	2.53
Other interest-earning assets	6.06	5.64	5.91	6.08	4.22
Total interest-earning assets	4.50%	4.39%	4.17%	4.07%	3.93%

Cost of interest-bearing liabilities:
Total interest-bearing deposits	3.02%	2.76%	2.31%	1.90%	1.13%
Total borrowings	4.98	4.96	4.70	4.72	4.60
Total interest-bearing liabilities	3.38%	3.18%	2.70%	2.42%	1.74%

Interest rate spread	1.12%	1.21%	1.47%	1.65%	2.19%
Net interest margin	1.75%	1.85%	2.06%	2.17%	2.58%

Ratio of interest-earning assets to interest-bearing liabilities	123.06%	125.32%	127.46%	126.86%	128.60%

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Selected Financial Highlights

	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
SELECTED FINANCIAL RATIOS (1):
Return on average assets	(0.04)%	0.25%	0.36%	0.06%	0.73%
Core return on average assets	0.02%	0.38%	0.36%	0.46%	0.77%
Return on average equity	(0.45)%	2.31%	3.23%	0.61%	7.20%
Core return on average equity	0.18%	3.55%	3.24%	4.29%	7.59%
Core return on average tangible equity	0.20%	3.99%	3.64%	4.89%	8.61%
Interest rate spread	1.12%	1.21%	1.47%	1.65%	2.19%
Net interest margin	1.75%	1.85%	2.06%	2.17%	2.58%
Non-interest income to average assets	0.28%	0.42%	0.33%	(0.02)%	0.31%
Non-interest expense to average assets	1.74%	1.80%	1.67%	1.85%	1.71%
Efficiency ratio	91.96%	84.82%	75.12%	94.07%	63.68%
Core efficiency ratio	88.39%	76.93%	75.09%	75.68%	62.35%
Average interest-earning assets to average interest-bearing liabilities	123.06%	125.32%	127.46%	126.86%	128.60%
Net charge-offs to average outstanding loans	0.26%	0.01%	0.09%	0.03%	0.01%

(1) Ratios are annualized when appropriate.

ASSET QUALITY DATA:
	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
	(Dollars in thousands)

Non-accrual loans	$22,935	$12,618	$15,150	$11,091	$6,610
90+ and still accruing	—	—	—	—	—
Non-performing loans	22,935	12,618	15,150	11,091	6,610
Real estate owned	—	—	—	—	—
Total non-performing assets	$22,935	$12,618	$15,150	$11,091	$6,610

Non-performing loans to total gross loans	0.30%	0.16%	0.19%	0.14%	0.09%
Non-performing assets to total assets	0.22%	0.12%	0.15%	0.11%	0.06%
Allowance for credit losses on loans ("ACL")	$55,401	$55,096	$54,113	$53,456	$52,873
ACL to total non-performing loans	241.56%	436.65%	357.18%	481.98%	799.89%
ACL to gross loans	0.71%	0.70%	0.69%	0.69%	0.68%

LOAN DATA:
	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
	(In thousands)
Real estate loans:
One-to-four family	$2,778,932	$2,792,833	$2,791,939	$2,789,269	$2,860,964
Multifamily	1,429,369	1,409,187	1,417,233	1,376,999	1,315,143
Commercial real estate	2,318,178	2,377,077	2,374,488	2,386,896	2,393,918
Construction	437,566	443,094	390,940	378,988	374,434
Commercial business loans	538,260	533,041	546,750	505,524	516,682
Consumer loans:
Home equity loans and advances	260,786	266,632	267,016	269,310	271,620
Other consumer loans	2,601	2,801	2,586	2,552	2,322
Total gross loans	7,765,692	7,824,665	7,790,952	7,709,538	7,735,083
Purchased credit deteriorated ("PCD") loans	14,945	15,089	15,228	16,107	16,245
Net deferred loan costs, fees and purchased premiums and discounts	34,992	34,783	34,360	34,791	35,744
Allowance for credit losses	(55,401)	(55,096)	(54,113)	(53,456)	(52,873)
Loans receivable, net	$7,760,228	$7,819,441	$7,786,427	$7,706,980	$7,734,199

CAPITAL RATIOS:
	March 31,	December 31,
	2024 (1)	2023
Company:
Total capital (to risk-weighted assets)	14.21%	14.08%
Tier 1 capital (to risk-weighted assets)	13.45%	13.32%
Common equity tier 1 capital (to risk-weighted assets)	13.36%	13.23%
Tier 1 capital (to adjusted total assets)	10.07%	10.04%

Columbia Bank:
Total capital (to risk-weighted assets)	14.25%	14.02%
Tier 1 capital (to risk-weighted assets)	13.44%	13.22%
Common equity tier 1 capital (to risk-weighted assets)	13.44%	13.22%
Tier 1 capital (to adjusted total assets)	9.49%	9.48%

Freehold Bank:
Total capital (to risk-weighted assets)	22.91%	22.49%
Tier 1 capital (to risk-weighted assets)	22.28%	21.81%
Common equity tier 1 capital (to risk-weighted assets)	22.28%	21.81%
Tier 1 capital (to adjusted total assets)	15.63%	15.27%

(1) Estimated ratios at March 31, 2024

Reconciliation of GAAP to Non-GAAP Financial Measures

Book and Tangible Book Value per Share
	March 31,	December 31,
	2024	2023
	(Dollars in thousands)

Total stockholders' equity	$1,038,025	$1,040,335
Less: goodwill	(110,715)	(110,715)
Less: core deposit intangible	(10,592)	(11,155)
Total tangible stockholders' equity	$916,718	$918,465

Shares outstanding	105,022,806	104,918,905

Book value per share	$9.88	$9.92
Tangible book value per share	$8.73	$8.75

Reconciliation of Core Net Income
	Three Months Ended March 31,
	2024	2023
	(In thousands)

Net (loss) income	$(1,155)	$18,723
Add: loss on securities transactions, net of tax	1,130	975
Add: FDIC special assessment, net of tax	393	—
Add: severance expense from reduction in workforce, net of tax	67	—
Add: merger-related expenses, net of tax	20	—
Add: litigation expenses, net of tax	—	81
Core net income	$455	$19,779

Reconciliation of GAAP to Non-GAAP Financial Measures (continued)

Return on Average Assets
	Three Months Ended March 31,
	2024	2023
	(Dollars in thousands)

Net (loss) income	$(1,155)	$18,723

Average assets	$10,568,560	$10,410,502

Return on average assets	(0.04)%	0.73%

Core net income	$455	$19,779

Core return on average assets	0.02%	0.77%

Return on Average Equity
	Three Months Ended March 31,
	2024	2023
	(Dollars in thousands)

Total average stockholders' equity	$1,042,777	$1,055,175
Add: loss on securities transactions, net of tax	1,130	975
Add: FDIC special assessment, net of tax	393	—
Add: severance expense from reduction in workforce, net of tax	67	—
Add: merger-related expenses, net of tax	20	—
Add: litigation expenses, net of tax	—	81
Core average stockholders' equity	$1,044,387	$1,056,231

Return on average equity	(0.45)%	7.20%

Core return on core average equity	0.18%	7.59%

Reconciliation of GAAP to Non-GAAP Financial Measures (continued)

Return on Average Tangible Equity
	Three Months Ended March 31,
	2024	2023
	(Dollars in thousands)

Total average stockholders' equity	$1,042,777	$1,055,175
Less: average goodwill	(110,715)	(110,715)
Less: average core deposit intangible	(10,956)	(13,288)
Total average tangible stockholders' equity	$921,106	$931,172

Core return on average tangible equity	0.20%	8.61%

Efficiency Ratios
	Three Months Ended March 31,
	2024	2023
	(Dollars in thousands)

Net interest income	$42,200	$60,864
Non-interest income	7,451	8,073
Total income	$49,651	$68,937

Non-interest expense	$45,657	$43,901

Efficiency ratio	91.96%	63.68%

Non-interest income	$7,451	$8,073
Add: loss on securities transactions	1,256	1,295
Core non-interest income	$8,707	$9,368

Non-interest expense	$45,657	$43,901
Less: FDIC special assessment	(565)	—
Less: severance expense from reduction in workforce	(74)	—
Less: merger-related expenses	(22)	—
Less: litigation expenses	—	(108)
Core non-interest expense	$44,996	$43,793

Core efficiency ratio	88.39%	62.35%